EXHIBIT 99.1

Protective Products of America, Inc. Files Voluntary Petition for Chapter 11 Reorganization and Seeks Approval of Sale to an Affiliate of Sun Capital Partners

SUNRISE, Fla., Jan. 14, 2010 (GLOBE NEWSWIRE) -- Protective Products of America, Inc. (TSX:PPA), a leading manufacturer and distributor of advanced products in ballistics protection, today announced that PPA and each of its four subsidiaries have filed a voluntary petition for Chapter 11 reorganization, which also calls for the approval of their agreement to sell substantially all of their assets and business as a going concern to an affiliate of Sun Capital Partners, Inc. ("Sun Capital"), a leading private investment firm. Under the terms of the agreement, the transaction is subject to a higher and better offer by another party in approximately 35 days. The Chapter 11 proceedings are pending in the Southern District of Florida. PPA is a publicly traded company on the Toronto Stock Exchange.

"We are pleased with our agreement to be acquired by Sun Capital in connection with our bankruptcy cases and with Bankruptcy Court approval," said Patrick Caldwell, PPA's Chief Executive Officer. "The firm is a premier global private equity firm with over $8 billion in assets under management, and has managed the successful turnaround of over 100 portfolio companies over the past 15 years."

PPA intends to maintain all normal business operations throughout the administration of the bankruptcy cases. Subject to Bankruptcy Court approval, PPA will use the cash flow from its ongoing operations together with additional financing from its existing lender, Canadian Imperial Bank of Commerce, to meet its working capital needs throughout the reorganization process. PPA has filed a motion with the Bankruptcy Court seeking to establish auction and sale procedures to facilitate a quick and orderly sale of substantially all of PPA's and its subsidiaries' assets, using the 35-day timeline set forth in the purchase agreement with Sun Capital. The reorganization and acquisition will eliminate PPA's funded indebtedness and substantially reduce its other liabilities.

PPA has filed a series of first day motions in the Bankruptcy Court in Ft. Lauderdale, Florida, seeking to ensure that it will not have any interruption in maintaining and honoring all of its commitments to its employees and customers. The motions also address PPA's continued ability to pay its vendors, the retention of various professional advisors and other matters.

About Protective Products of America, Inc.

Protective Products of America, Inc. ("PPA" or "Company"), formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company's product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest ("MTV"), a ballistic system for military personnel. PPA produces and sells body armor to several branches of the U.S. armed forces, federal agencies, and local and state police forces. Visit www.protectiveproductsofamerica.com for more company information.

Safe Harbor Language

This report contains forward-looking statements including those concerning the reorganization process and the proposed transaction with Sun Capital Partners. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are not limited to, uncertainties associated with the reorganization process and with the transactions agreements with Sun Capital, as well as general risks pertaining to the Company including those relating to the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

CONTACT:  Protective Products of America, Inc.

          Neil E. Schwartzman

          954-846-8222

          nschwartzman@body-armor.com